EXHIBIT 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Strategic Supplier Alliance Agreement

This Strategic Supply Agreement (“Agreement”), effective as of the date of last signature affixed below (the “Effective Date”), is entered into by and between the General Electric Company, a corporation organized under the laws of the State of New York, acting through its GE Healthcare Bio-Sciences business (“GE Healthcare”) and Biochrom Limited, a company incorporated in England and having its registered office at 22 Cambridge Science Park, Milton Road, Cambridge CB4 0FJ, England (“Biochrom”).

1.	Introduction

a.	General Conditions of Supply. Pursuant to the terms and conditions of this Agreement and its Attachments, Biochrom shall sell to GE Healthcare, and GE Healthcare shall purchase from Biochrom, those spectrophotometers identified in Attachment C as instruments, branded as Amersham and GE Healthcare offerings (the “Products”), meeting the specifications set forth in Attachment C (the “Specifications”), in such amounts as GE Healthcare may order from time to time during the term of this Agreement. Unless otherwise expressly stated, references to this Agreement include all Attachments hereto.

b.	Exclusivity.

1.	GE Healthcare shall have exclusive, global rights excluding Canada (the “Territory”) to sell, resell, market, distribute and support the Products under the names [***] (the “Names”), as defined in Section 19(b) below. Biochrom will provide GE Healthcare with all the rights, information and know-how required to enable GE Healthcare to sell, resell, market, distribute and support the Products. GE Healthcare may, at its sole discretion and under terms and conditions it independently negotiates, utilize third parties for the distribution of Products supplied by Biochrom under this Agreement. Biochrom shall not be limited in its ability to manufacture, supply, market, distribute, sell, resell or support any proprietary or third party product(s) in the Territory which compete(s) directly or indirectly, either on its own or through any party other than GE Healthcare, with the Products during the Term of this Agreement so long as the products do not use the Names or have the same appearance as Products offered to GE Healthcare.

2.	[***]

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3.	Provided Biochrom is able to meet GE Healthcare’s needs for Products as set forth in Section 3(a) below, and provided further that GE Healthcare, in its sole discretion, chooses to operate in the spectrophotometer market, GE Healthcare will use commercially reasonable efforts to sell Products, and will not sell other products that are competitive to the Products during the term of this Agreement;

4.	[***]

c.	Biochrom shall sell to GE Healthcare all components, spare parts, services, service tools, and software licenses with respect to the Products on a non-exclusive basis.

d.	Documents. The following attachments are an integral part of this Agreement (the “Attachments”). The provisions of each Attachment shall be incorporated by reference into and deemed to be part of this Agreement. If any conflict exists between the provisions of this Agreement and of the Attachments, or between the provisions of the Attachments themselves, the order of precedence shall be as follows:

(1)	This Agreement

(2)	Attachment K (OEM Addendum)

(3)	Attachment A (Annual Business Attachment)

(4)	Attachment B (Purchased Material Quality Requirements)

(5)	Attachment C (Products, Pricing, and Specifications)

(6)	Attachment D (Supplier Integrity Statement)

(7)	Attachment F (Quality Plan)

e.	Additional Addenda. GE Healthcare and Biochrom may enter into one of the following separate Addenda modifying the type of relationship between the parties reflected in the body of this Agreement and its various Attachments. To the extent any such Addendum is separately executed by the parties and makes reference to this Agreement, it shall be deemed to be incorporated by such reference into this Agreement, shall form a part hereof, and shall modify this Agreement as specified in such Addendum. In such event, references herein to this Agreement shall be deemed to include any such Addendum. In the event of conflict between any terms of such Addendum and any other terms of this Agreement and any Attachment, such Addendum shall take precedence.

Check Box (If Applicable)

¢	OEM Purchase Addendum

☐	Contract Manufacturing Addendum

2.	Term/Termination

a.	Term. The term of this Agreement will commence as of the Effective Date and shall continue until December 31, 2012 (the “Initial Term”). GE Healthcare may extend the Initial Term for additional one (1) year periods (the “Extension Term”). In such event, the Initial Term and the Extension Term, if any, shall be referred herein as the “Term”.

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b.	Termination for Convenience. Neither party shall have the right to terminate this Agreement for convenience during the first twelve (12) months. Thereafter, each party shall provide the other party no less than twelve (12) months’ written notice of its intention to terminate the Agreement

c.	Termination for Cause by GE Healthcare. If Biochrom breaches any material term of this Agreement and Biochrom fails to correct such breach within sixty (60) days after receiving written notice of such breach from GE Healthcare, GE Healthcare may terminate this Agreement at any time thereafter upon written notice to Biochrom; provided, however, if such breach is not reasonably susceptible to cure within such period, then GE Healthcare shall have the right to terminate this Agreement immediately upon written notice. GE Healthcare may also terminate all unfilled Purchase Orders without any liability except for the price of any Products previously delivered and accepted by GE Healthcare (subject to any set-off available to GE Healthcare). GE Healthcare may also terminate this Agreement upon sixty (60) days written notice to Biochrom if any proceeding under the bankruptcy or insolvency laws is brought against Biochrom, a receiver is appointed for Biochrom or Biochrom makes an assignment for the benefit of creditors. Any such termination shall not relieve Biochrom of its obligations and GE Healthcare shall retain all legal and equitable remedies after such termination.

d.	Breach; Default. If Biochrom fails to perform or deliver Products required under this Agreement, or if Biochrom repudiates or breaches any of the material terms hereof, including, but not limited to, Biochrom’s warranties, such events shall constitute a breach under Section 2(c). This Section 2(d) shall not be deemed to limit in any manner GE Healthcare’s rights to claim material breach by Biochrom under Section 2(c) above.

e.	Termination for Cause by Biochrom. If GE Healthcare breaches any material term of this Agreement and GE Healthcare fails to correct such breach within [***] after receiving written notice of such breach from Biochrom, Biochrom’s exclusive remedy shall be to terminate this Agreement in full at any time thereafter upon written notice to GE Healthcare. Biochrom’s obligations with respect to Product delivered or Purchase Orders that have been accepted shall not be affected by such termination; provided however that if Biochrom’s termination is due to nonpayment by GE Healthcare then Biochrom shall not be obligated to fulfill any other submitted Purchase Orders, unless agreed upon in writing by the parties. Biochrom may also terminate this Agreement upon [***] written notice to GE Healthcare if any proceeding under the bankruptcy or insolvency laws is brought against GE Healthcare or a receiver is appointed for GE Healthcare or GE Healthcare makes an assignment for the benefit of creditors. Any such termination shall not relieve GE Healthcare of its obligations and Biochrom shall retain all legal and equitable remedies after such termination. The following events shall constitute a breach under this Section 2(e): (i) if GE Healthcare does not make payments to Biochrom as specified in the Agreement; or (ii) if GE Healthcare repudiates or breaches any of the material terms hereof, including, but not limited to, GE Healthcare warranties. Biochrom has no obligation to provide Product on an ongoing basis if GE Healthcare fails to correct any underpayment of invoices within [***].

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f.	Termination of Purchase Order. GE Healthcare may terminate any Purchase Order (as defined herein) in whole or in part up until [***] before requested shipment upon written notice to Biochrom.

3.	Forecast/Commitment/Quantities

a.	Forecasting/Sales Summary. [***]

b.	No Obligation. With the sole exception of the Safety Stock described in Section 5(e) below, it is the express understanding of the parties that GE Healthcare shall have no obligation to purchase any minimum amount of Product from Biochrom.
c.	GE Healthcare Product Commitment. GE Healthcare’s commitment to purchase Products from Biochrom shall be limited to Purchase Orders released by GE Healthcare and accepted by Biochrom pursuant to Section 5 of this Agreement.

d.	Material Commitments: Unless agreed otherwise in writing by the parties, GE Healthcare shall not be responsible or in any way liable to Biochrom or any third party with respect to any material commitments or production arrangements in excess of the amounts or in advance of the times necessary to meet GE Healthcare’s delivery schedule as set forth in its applicable Purchase Order.

4.	Pricing

a.	Pricing. [***]

b.	Price/Cost Reductions. Biochrom warrants and represents to GE Healthcare that:

(i)	[***]

(ii)	[***]

(iii)	[***]

c.	Taxes. Unless prohibited by law, Biochrom will separately indicate on its Invoice any tax that is required to be imposed on its sale of Products to GE Healthcare.

5.	Purchase Orders

a.	Purchase Order Contents. A purchase order released by GE Healthcare for Products (“Purchase Orders”) may consist of a hard copy in the form to be agreed upon by the parties, an electronic message, or other written communication from GE Healthcare to Biochrom, which complies with the requirements of this Agreement. Purchase Orders released by GE Healthcare shall contain a Purchase Order number, identify the delivery date or dates, and identify the quantities to be released for delivery.

b.	Purchase Order Lead Time. [***]

c.	Changes to Purchase Order. All quantities ordered by GE Healthcare may be revised as requirements change. GE Healthcare may at any time make changes in delivery dates, shipping instructions, quantities ordered, or other terms of the Purchase Order. GE Healthcare will confirm such changes in writing, and Biochrom will advise GE Healthcare in writing if the changes will result in changes to delivery schedules or other changes.

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d.	Acceptance of Purchase Order. Biochrom shall be deemed to have accepted a Purchase Order upon receipt from GE Healthcare so long as such Purchase Order complies with the terms of this Agreement. Biochrom shall send a written acknowledgement of such Purchase Order within [***] of receipt of Purchase Order. Biochrom may not reject any Purchase Order submitted by GE Healthcare consistent with the terms of this Agreement.

e.	Safety Stock. [***]

6.	Quality and Packaging

a.	Quality Plans. The parties are committed to quality in the performance of this Agreement. Accordingly, all Products shall conform to the Purchased Material Quality Requirements set forth in Attachment B, attached hereto and incorporated by reference herein.

b.	Packaging and Labeling. Biochrom shall be responsible, at its own expense, for the safe and suitable packaging and labeling of the Products, for complying with the requirements included in Attachment B, any Packaging Specifications included herein as Attachment I, and all applicable laws and regulations relating to the packaging, labeling, and carriage of the Products in the countries of manufacture, shipment and destination to GE Healthcare.

7.	Commercial Terms

a.	Transportation. Unless otherwise specified by GE Healthcare, Biochrom agrees to ship Products to GE Healthcare’s primary distribution center in Sweden, currently located at Björkgatan 30, S-751 84, Uppsala, Sweden using GE Healthcare’s designated carrier with transportation charges billed directly to GE Healthcare by the carrier. GE Healthcare will not pay premium transportation charges unless authorized by it in writing. If Biochrom ships Products by an unauthorized method or carrier, Biochrom will pay any freight costs. Biochrom will release rail or truck shipments at the lowest valuation permitted by law.

b.	Title and Risk of Loss. Title and risk of loss will pass to GE Healthcare when the Products are delivered to GE Healthcare’s designated carrier or when delivered to the agreed carrier if GE Healthcare agrees not to use GE Healthcare’s designated carrier.

c.	Shipments. Biochrom agrees to make shipments in the quantities and on the dates to meet the requirements of the applicable Purchase Order. Unless otherwise expressly stated, time is of the essence. In the event that any shipment is not made in time for delivery on the date and in the quantity set forth on the applicable Purchase Order, GE Healthcare may: (i) return to Biochrom some or all of the Products in the shipment at Biochrom’s risk and expense, including without limitation warehouse or handling costs or (ii) direct Biochrom to make an expedited shipment of additional or replacement Products, with the difference between any expedited routing and the Purchase Order routing to be paid by Biochrom. Biochrom agrees to notify GE Healthcare immediately if Biochrom has any reason to believe that any Products will not be delivered as ordered, or a shipment will not be made as scheduled.

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d.	Packing Lists. Each shipment made by Biochrom shall include a packing list containing the Purchase Order number, GE Healthcare product identification and part number, quantity shipped, date of shipment, Country of Origin, Product weight, and such other information as GE Healthcare may reasonably request or is required by applicable law.

e.	Inspection Period. [***]

f.	Health and Safety. Biochrom shall ensure that all information held by or reasonably available to it regarding any potential hazards known or believed to exist in the transport, handling, or use of any Products and/or performance of any services shall be received by GE Healthcare in writing prior to delivery of the Products and/or performance of the services.

8.	Key Performance Metrics [***]

9.	Partnership Review Meetings [***]

10.	Invoices

Biochrom’s Invoices shall contain the Purchase Order number, item number of such release, GE Healthcare part number(s) and revision number, invoice quantity, unit of measure, unit price, total invoice amount, legal name of Biochrom, phone number of Biochrom, address to which remittance should be sent, and other such information as may be required by law or reasonably requested from time to time by GE Healthcare.

11.	Payment Terms

a.	Payment Terms. [***]

b.	Late Payments. [***]

12.	Documentation

a.	Customer Copies. Unless agreed otherwise in writing by GE Healthcare, each Product delivered by Biochrom shall include a manual or other form of documentation and when relevant a software license, which contains sufficient information for proper installation and use of the Product. Additional documentation containing any applicable drawings, schematics, software license(s), software documentation, design history files, spare part lists, theory of operation, service troubleshooting diagnostics, testing protocols, or instructions necessary for the installation, operation, and maintenance of the Products (the “Documentation”) shall be made available to GE Healthcare for use in servicing the Products. The Documentation shall be in English and in a commercially reasonable format acceptable to GE Healthcare, and delivered to GE Healthcare. Biochrom hereby grants to GE Healthcare the right to use, modify, and distribute sublicenses, and create derivative works of any Documentation provided to GE Healthcare for use with the marketing and sale of the Products. GE Healthcare may not make material changes to the Documentation or modify any Product specifications without Biochrom’s prior written approval.

b.	Master Copy. Biochrom shall provide to GE Healthcare at no additional charge a complete set of reproducible master copies of all Documentation listed in subsection (a) above, which GE Healthcare may reproduce without charge. If any change in the Product requires a change in the Documentation, Biochrom shall promptly notify GE Healthcare of the change and provide a revised reproducible master copy without charge.

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13.	Optional Services with Product.

a.	Support. Biochrom shall provide second tier technical and applications support to GE Healthcare for the Products. Biochrom shall respond to GE Healthcare support requests within [***] when said request is submitted on a week day. Biochrom shall respond to GE Healthcare support requests within [***] when said request is submitted on a weekend.

14.	Warranty

a.	Product Warranty. Biochrom represents and warrants that the Products will:

(i)	be delivered to GE Healthcare free of all liens, claims, or encumbrances;

(ii)	conform strictly to and be manufactured in accordance with all express specifications (including, but not limited to, those Specifications set forth in Attachment C), drawings, plans, instructions, samples, or other descriptions;

(iii)	be fit and sufficient for the purpose(s) for which they were manufactured and sold to GE Healthcare

(iv)	be 1st quality (upon shipment) and merchantable;

(v)	be free from defects in title, design, material, and workmanship, whether latent or otherwise;

(vi)	have received all applicable regulatory certifications, including CE marks, as required;

(vii)	be manufactured, processed, and assembled by Biochrom or by a third party under Biochrom’s direction;

(viii)	be safe for their intended use; and

(ix)	not contain software code distributed under the GNU Public License (GPL) and do not include any open source software, freeware, or free use software.

b.	Intellectual Property Warranty. Biochrom represents and warrants that neither the Products, nor the use of the Products, will infringe any patent or copyright trade secret, trademark, or other proprietary right of any third party. Biochrom also warrants that it has not and will not use or incorporate into Products any intellectual property of others without the party’s prior written consent, and that no other third party, including without limitation any local, state, or Federal government holds any property rights or security interests in any Products.

c.	Services Warranty. Biochrom represents and warrants that all services to be performed by Biochrom will be performed in a timely, professional, and workman-like manner.

d.	Additional Software Warranty. Biochrom represents and warrants that it has not and will not knowingly include in any software, and will use commercially reasonable efforts within industry practices to ensure that such software does not contain any software key function, virus, code, routine, or device that may disable, damage, impair, erase, deactivate, or electronically repossess such software or any equipment or data.

e.	Execution and Performance of Agreement.

1.

Biochrom represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this Agreement. Biochrom further represents and warrants that the performance of its

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obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment, or obligation to which such party or any of its Affiliates are a party or by which it is bound and that it has not granted and will not grant during the Term of this Agreement or any renewal thereof, including any conflicting rights, license, consent or privilege with respect to the rights granted herein.

2.	GE Healthcare represents and warrants that it has full right, power, and authority to enter into and perform its obligations under this Agreement. GE Healthcare further represents and warrants that the performance of its obligations under this Agreement will not result n a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment, or obligation to which such party or any of its Affiliates are a party or by which it is bound and that it has not granted and will not grant during the Term of this Agreement or any renewal thereof, including any conflicting rights, license, consent, or privilege with respect to the rights granted herein.

f.	Survival of Warranties. [***]

g.	Returns. [***]

h.	Credits. [***]

i.	Set-off. GE Healthcare may set-off any amount owed from Biochrom against any amount payable at any time by GE Healthcare.

j.	Remedies. The remedies contained in this Section 14 are the exclusive remedies available to the parties. under this Agreement.

k.	Spare Parts and Service. Biochrom shall utilize its commercially reasonable efforts to maintain for seven (7) years from the date of the last shipment of a Product the capability to repair the Product and make such repair service available to GE Healthcare and its customers, and furnish documentation, spare parts, service tools, and instruments necessary to service the Product effectively.

l.	Service Capability. Biochrom shall test all repaired Products and spare parts using the test plan or procedure set forth in Attachment B.

15.	Indemnification

a.

Indemnity. Biochrom agrees to defend, indemnify, protect, and hold harmless GE Healthcare and GE Healthcare’s customers, affiliates, employees, agents, servants, and representatives from and against any and all claims, damages, losses, liabilities, and expenses, including reasonable attorney’s fees and costs, of whatever nature, arising out of or relating to: (i) the breach by Biochrom of any covenant, representation, or warranty contained in this Agreement; (ii) the breach by Biochrom of any covenant,

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representation, or warranty contained in any Attachment or Addendum forming a part hereto, including Attachment B; or (iii) any negligent act or omission, or willful misconduct of Biochrom or its agents, employees, or subcontractors. GE Healthcare shall notify Biochrom of any such claim, suit, or proceeding, and, at the parties mutual agreement, may assist (at Biochrom’s expense) in the defense of the same. GE Healthcare agrees to defend, indemnify, protect, and hold harmless Biochrom and Biochrom’s customers, affiliates, employees, agents, servant, and representatives from an against any and all claims, damages, losses, liabilities, and expenses, including reasonable attorney’s fees and costs, of whatever nature, arising out of or relating to: (i) the breach by GE Healthcare of any covenant, representation, or warranty contained in this Agreement; (ii) the breach by GE Healthcare of any covenant, representation, or warranty contained in any Attachment or Addendum forming a part hereto: or (iii) any negligent act or omission, or willful misconduct of GE Healthcare or its agents, employees, or subcontractors. Biochrom shall notify GE Healthcare of any such claim, suit or proceeding.

b.	Intellectual Property Indemnity. Biochrom agrees to defend, indemnify, protect, and hold harmless GE Healthcare and GE Healthcare’s customers, affiliates, employees, agents, servants, and representatives from and against any and all claims, damages, losses, liabilities, and expenses, including reasonable attorney’s fees and costs, of whatever nature, resulting from a claim or allegation that the use or sale of a Product infringes or otherwise violates any patent or copyright of any third party.

c.	Third Party Indemnity. Biochrom shall immediately notify GE Healthcare if Biochrom knows or has reason to believe that GE Healthcare has been or will be required, as a result of activity arising out of or related to this Agreement, by any court or administrative agency of the United States or any state or by any legal process, to respond to any subpoena, search warrant, discovery or other directive under the authority of such court, administrative agency or process in connection with any proceeding or investigation in which Biochrom or any of its Affiliates, officers, directors, agents, employees, or subcontractors is involved. Whether or not such notice is given by Biochrom, if GE Healthcare is not a party to such proceeding, Biochrom shall assist GE Healthcare in GE Healthcare’s attempt to reduce the burdens of compliance with any such directive, and, Biochrom shall reimburse any and all reasonable expenses incurred by GE Healthcare and its Affiliates in complying with any such directive, including, but not limited to, attorneys’ fees, travel and lodging expenses and an hourly labor rate as determined by GE Healthcare, in its sole discretion, to estimate consistent with United States Generally Accepted Accounting Principles and Practices (“GAAP”) the fully-loaded hourly compensation and benefits payable to employees or agents for all time spent by them in responding to such matters.

16.	Compliance

a.

Applicable laws. Biochrom represents, warrants, certifies, and covenants that its performance under this Agreement will comply with all applicable laws, ordinances, rules, and regulations, and all conventions and standards, as amended from time to time, of each and all countries where the Products are to be manufactured, or Biochrom performance is to occur, and will provide commercially reasonable assistance for GE Healthcare to comply with all applicable laws, ordinances, rules, and regulations, and all conventions and standards, as amended from time to time, of each and all countries where the Products are to be distributed or sold, including, without limitation, those

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prohibiting bribery or similar payments or practices, and those related to environmental protection, import and export, duties and customs, wages, hours and conditions of employment, occupational safety, discrimination, sexual harassment, immigration, subcontractor selection, health and safety, toxic substances, hazardous materials, and electrical or electronic equipment. GE Healthcare represents, warrants, certifies and covenants that its performance under this Agreement will comply with all applicable laws, ordinances, rules, and regulations, and all conventions and standards, as amended from time to time, of each and all countries where the Products are to be sold or used, including, without limitation, those prohibiting bribery or similar payments or practices, and those related to environmental protection, import and export, duties and customs, wages, hours and conditions of employment, occupational safety, discrimination, sexual harassment, immigration, subcontractor selection, health and safety, toxic substances, hazardous materials, electrical or electronic equipment, and minority owned businesses.

b.	Import/Export. Biochrom represents and warrants that it will comply with all applicable laws, regulations, or requirements of the United States, Sweden and Japan relating to import/export matters. In the event any issues arise regarding the regulations of any other countries the parties agree to address and remedy in good faith. GE Healthcare represents and warrants that it will comply with all applicable laws, regulations, or requirements of the United States and Sweden relating to import/export matters for its shipments of Products from Biochrom. Biochrom will also obtain all applicable permits and licenses necessary to perform its obligations under this Agreement, and upon GE Healthcare’s request, will provide GE Healthcare with copies of such permits and licenses. Where Products contain United States components, Biochrom will also provide GE Healthcare with details of the United States content value as a percentage of the Product price upon GE Healthcare’s request. Additionally, Biochrom will provide ECCN and Harmonized Tariff numbers assigned to Products upon request.

c.	Country of Origin. Biochrom will mark each Product, and, as appropriate, Product packaging, labels, or invoices with the country of origin for the Product, in accordance with the applicable trade and customs laws. Biochrom will also provide acceptable and auditable documentation that establishes the country of origin for Product, including without limitation, certifications of origin for Products qualifying for NAFTA preferential duty provisions, as applicable.

d.	WEEE, RoHS And Equivalent Directives. Biochrom shall indicate to GE Healthcare by declaration any Product containing any: (a) lead, mercury, cadmium, hexavalent chromium, polybrominated biphenyls (PBB), polybrominated diphenyl ethers (PBDE), or any other hazardous substances the use of which is restricted under EU Directive 2002/95/EC (27 January 2003) (“RoHS Directive”), as amended, or under any equivalent directives or regulations. Biochrom represents, warrants, and certifies that (i) none of the Products contain any arsenic, asbestos, benzene, polychlorinated biphenyls (PCBs), carbon tetrachloride, or any chemical restricted under the Montreal Protocol on ozone-depleting substances; and (ii) the Products shall conform with the requirements and specifications set forth in the Specifications described in Attachment C.

17.	Change Notice Process

a.	GE Healthcare Proposed Changes. [***]

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b.	Biochrom Proposed Changes. [***]

18.	Confidentiality.

a.	Confidential Information. During the Term, each party (the “Recipient”) may receive or have access to certain information of the other party (the “Discloser”) that is Confidential Information of the Discloser. For purposes of this Agreement, “Confidential Information” shall mean any information disclosed by the Discloser to the Recipient, whether technology-related or business-related, whether furnished before or after the Effective Date and irrespective of the form of communication, that is considered competitive, confidential or proprietary in nature; provided, however, that in order for oral information to be treated as Confidential Information, it must be identified as confidential and proprietary at the time of disclosure, and the substance of the disclosure must be provided in writing within thirty (30) days of the oral disclosure of such information. Information about the functionality of the Products, software or firmware imbedded in or used with the Products, Discloser financial or marketing information, and information about the future product plans will be deemed Confidential Information without the necessity of being marked. All other written information must be conspicuously marked using words such as “confidential” or “proprietary” in order to be treated as Confidential Information. The Recipient will protect the Confidential Information with the same degree of care as the Recipient uses for its own similar information, but no less than a reasonable degree of care. Confidential Information may only be used by those employees of the Recipient who have a need to know such information for the purposes related to this Agreement, and the Recipient shall inform such employees of the confidential nature of such Confidential Information and the obligations of the Recipient hereunder. The Recipient shall be responsible for any breach of this Agreement by it or its employees to the same extent as though such employees were parties hereto. The parties acknowledge that all intellectual property rights are deemed Confidential Information to be protected indefinitely. The parties also agree that all other information, including but not limited to technical information (which is not intellectual property rights) and forecasts disclosed during the Term or prior to the formation of this Agreement are deemed Confidential Information to be protected for a term of ten (10) years from the date of disclosure.

b.	Exclusions. The foregoing confidentiality obligations will not apply to any information that is (a) already known by the Recipient prior to disclosure, (b) independently developed by the Recipient prior to or independent of the disclosure and can be so proven, (c) publicly available through no fault of the Recipient, (d) rightfully received from a third party with no duty of confidentiality, (e) disclosed by the Recipient with the Discloser’s prior written approval, or (f) `required to be disclosed pursuant to any final and non-appealable order of a court or governmental agency (such as U.K. ministries or U.S. departments, including the Securities Exchange Commission and U.S. Federal Trade Commission) of competent jurisdiction served on either party, provided that the Recipient gives the Disclosing Party written notice within two (2) days of receipt of such order and at least thirty (30) days prior to the production or disclosure of such Confidential Information.

c.	Return of Confidential Information. Within fourteen (14) days after termination of this Agreement each party shall return all Confidential Information of the other party and all

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copies thereof (in any media) unless a party is required to retain such material under applicable laws or regulations. All information consisting of documents, notes and other writings prepared by one party based on non-public data of the other party shall be destroyed.

d.	Development. The confidentiality terms in this Section shall not be construed to limit GE Healthcare’s right to independently develop or acquire products without use of Biochrom’s Confidential Information.

e.	Restrictions on Use of Design Materials and Know How. [***]

19.	Intellectual Property/Trademarks

a.	GE Healthcare Intellectual Property/Tradenames. All drawings, plans, data, manufacturing aids, testing or other equipment or materials, inventions, technology, trade secrets, know how, reproductions and/or replacements, or other proprietary information, and all intellectual property rights in the foregoing, which GE Healthcare furnishes to Biochrom shall remain GE Healthcare’s sole property.

[***]

GE Healthcare grants to Biochrom a license to use the “GE”, “GE Healthcare” ,”General Electric Company”, “Amersham”, and [***] trademarks, as well as any service marks or logos designated by GE Healthcare, in the production of the Products to be sold by GE Healthcare and as directed by GE Healthcare.

b.	Biochrom Intellectual Property/Tradenames. All drawings, plans, data, manufacturing aids, testing or other equipment or materials, inventions, technology, trade secrets, know how, reproductions and/or replacements, or other proprietary information, and all intellectual property rights in the foregoing, owned by Biochrom shall remain Biochrom’s sole property.

No rights are granted to GE Healthcare under any Biochrom patents, copyrights, trade secrets, or other property rights except as set forth in Section 19(b)(i) and (ii) below, or as may be expressly agreed to by Biochrom in a separate writing.

(i)	Subject to the terms and conditions of this Agreement, Biochrom hereby grants to GE Healthcare, and GE Healthcare hereby accepts, an exclusive, royalty-free, irrevocable license to sell Products under the Names in the Territory during the Term of this Agreement.

(ii)	Subject to the terms and conditions of this Agreement, Biochrom hereby grants to GE Healthcare’s end-users a worldwide, non-exclusive, royalty-free license to Biochrom’s underlying technology, intellectual property, and patents only insofar as is required to enable the end-user’s use of the Products consistent with the use set forth in the Specifications

20.	Limitation of Liability

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF USE, LOST BUSINESS AND DATA), WHETHER BASED ON BREACH OF CONTRACT,

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TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, FUNDAMENTAL BREACH, OR OTHERWISE ARISING OUT OR RELATED TO THIS AGREEMENT, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

21.	Limitation of Damages

WITH THE EXCEPTION OF LIABILITIES UNDER SECTION 15 OR FOR VIOLATIONS OF SECTION 18, NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT FOR ANY AMOUNT GREATER THAN THE AGGREGATE PAYMENTS PAID UNDER THIS AGREEMENT BY GE HEALTHCARE TO BIOCHROM DURING THE CALENDAR YEAR PREVIOUS TO THE DATE ON WHICH THE CLAIM WAS RECEIVED.

22.	Notice

Any notice required under this Agreement shall be sent by a nationally recognized overnight courier, or transmitted electronically pursuant to the terms of this Agreement. Notices will be deemed given on the date delivered to the recipient if sent by overnight courier (it being agreed that the sender shall retain proof of transmission or delivery, as the case may be), or when accessible electronically if sent electronically pursuant to the terms of this Agreement. Notices shall be sent to the persons identified (or as otherwise directed in writing by a party):

[***]

23.	Dispute Resolution

a.	Waiver of Jury Trial. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO A TRIAL BY JURY.

b.	Arbitration. Any dispute, controversy, or claim relating to this Agreement (a “Dispute”) will be resolved first through good faith negotiations between the parties. If the Dispute cannot be resolved through good faith negotiation within forty-five (45) days, either party may submit the Dispute to the office of the American Arbitration Association (“AAA”) in New York City, New York for binding arbitration in accordance with the AAA’s Commercial Arbitration Rules then in effect, as amended by this Agreement. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the parties, with each party paying its own attorney’s fees. The arbitrator(s) will have the authority to apportion liability between the parties, but will not have the authority to award any damages or remedies not available under the express terms of this Agreement. The arbitration award will be presented to the parties in writing, and upon the request of either party, will include findings of fact and conclusions of law. The award may be confirmed and enforced in any court of competent jurisdiction. With regards to any action for breach of confidentiality or intellectual property obligations, nothing in this section shall preclude either party from seeking interim equitable relief in the form of a TRO or preliminary injunction. Any such request by a party of a court for interim equitable relief shall not be deemed a waiver of the obligation to arbitrate hereunder.

24.	Crisis Management and Business Contingency Planning

a.	Business Contingency Plan. [***]

25.	Insurance.

[***]

GE Healthcare Proprietary and Confidential
09oct06	13

26.	Miscellaneous.

a.	Independent Contractor. The relationship of the parties hereunder shall be that of independent contractors. Nothing in this Agreement shall be deemed to create a partnership, joint venture, or similar relationship between the parties, and no party shall be deemed to be an agent of the other party. Biochrom shall indemnify, defend, and hold harmless GE Healthcare from and against any and all claims by Biochrom employees, contractors, or subcontractors regarding entitlement to any compensation or benefits from GE Healthcare or that GE Healthcare was for any purpose their employer or co-employer, including any claim for taxes or related penalties.

b.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The United Nations Convention on Contracts for International Sales of Goods shall not apply to this Agreement.

c.	Force Majeure. Any delay or failure of Biochrom to perform its obligations hereunder shall be excused if and to the extent that it was caused by an event or occurrence beyond Biochrom’s reasonable control and without its fault or negligence, such as, by way of example and not by way of limitation, acts of God, actions by any government authority (whether valid or invalid), strike or labor stoppage, transportation or shipping embargo, fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, acts of terrorism, or court injunction or order; provided that written notice of such delay (including the anticipated duration of the delay) shall be given by Biochrom to GE Healthcare within thirty (30) days of the occurrence of such event. During the period of such delay or failure to perform by Biochrom, GE Healthcare may acquire substitute or replacement items from one or more alternative sources, and in such event, there may be a proportionate reduction of the quantity of Products required from Biochrom. If the delay lasts more than ninety (90) days or if Biochrom does not provide adequate assurances that the delay will cease within ninety (90) days, GE Healthcare may terminate this Agreement and any applicable Purchase Orders and any funds pre-paid by GE Healthcare shall be promptly returned.

d.	Assignment. [***]

e.	Publicity. Biochrom shall not issue any press release or announcement, use any of GE Healthcare’s products or its name or trademarks in promotional activity, or otherwise publicly announce or comment on this Agreement without GE Healthcare’s prior written consent. Notwithstanding the foregoing, it is agreed and understood that Biochrom’s parent Harvard Bioscience, Inc. (“HBIO”) will be required to file this Agreement with the SEC as a Material Agreement upon execution and will be required under SEC rules to disclose certain details of the terms of the Agreement in its filings with the SEC. HBIO agrees to use its best efforts to request confidential treatment be afforded by the SEC for those sections of this Agreement that would, if made public, be detrimental to either parties’ operations.

f.	Amendment; Waiver; Survival. This Agreement may be modified only by a writing signed by both parties. Any failure to enforce any provision of this Agreement is not a waiver of that provision or of either party’s right to later enforce each and every provision. The terms of this Agreement that by their nature are intended to survive its expiration will continue in full force and effect after its expiration.

GE Healthcare Proprietary and Confidential
09oct06	14

g.	Severability. If any provision of this Agreement is determined to be legally unenforceable or invalid, it shall not affect the validity or enforceability of the remainder of the Agreement, and the remaining provisions will continue in full force and effect. The parties will substitute a provision that most closely approximates the economic intent of the invalid provision.

h.	Audit Rights. [***]

i.	New Products. [***]

j.	New Technology. [***]

k.	Battle of Forms. EACH PARTY HEREBY OBJECTS TO AND REJECTS THE PROVISIONS OF ANY ACKNOWLEDGEMENT, ORDER ACCEPTANCE, WARRANTY STATEMENT, OR INVOICE WHICH ARE INCONSISTENT WITH OR IN ADDITION TO THE PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT IS THE COMPLETE AND EXCLUSIVE CONTRACT BETWEEN THE PARTIES WITH RESPECT TO THE PRODUCTS AND MAY BE MODIFIED ONLY IN WRITING SIGNED BY AUTHORIZED REPRESENTATIVES OF EACH PARTY. NO PRIOR PROPOSALS, QUOTATIONS, STATEMENTS, FORECASTS, COURSE OF DEALING, OR USAGE OF TRADE WILL BE PART OF THE AGREEMENT BETWEEN THE PARTIES.

l.	Previous Agreement. Notwithstanding the above, the Parties acknowledge that nothing in this Agreement shall negate or supercede the surviving provisions of the August 1, 2001 Agreement (“Old Agreement”). For the avoidance of doubt, any warranty claims made with respect to products sold under the Old Agreement shall be remedied in accordance with the terms provided under the Old Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

GE HEALTHCARE BIO-SCIENCES CORP. doing business as GE Healthcare		BIOCHROM LIMITED

Signature:	/s/ Jan Erneberg	Signature:	/s/ James G Heffernan
Printed Name:	Jan Erneberg	Printed Name:	James G Heffernan
Title:	MD	Title:	Managing Director
Date:	March 27, 2008	Date:	February 19, 2008

		Duly Authorized By:	Harvard Bioscience

		Signature:	/s/ Susan Luscinski
		Printed Name:	Susan Luscinski
		Title:	Chief Operating Officer Harvard Bioscience, Inc.
		Date:	February 18, 2008

GE Healthcare Proprietary and Confidential
09oct06	15

Attachment A

GE Healthcare - Biochrom

Annual Business Attachment (“ABA”)

This Attachment is only used upon the anniversary of the Effective Date of the Agreement to capture any changes intended by the parties.

GE Healthcare / Biochrom Strategic Supplier Alliance Agreement dated:                                  (hereinafter “Agreement”)

ABA Revision Number:

ABA Effective Date:

ABA Term:

1.	Pricing.

2.	Quality.

3.	Delivery.

4.	Non-Binding Annual Forecast.

5.	Biochrom and GE Healthcare hereby agree that there are no outstanding material commitments as of the date of this Attachment.

6.	Any Other Terms (including Safety Stock, Material Commitments, Payment Terms, etc.).

The terms and conditions as stated herein are firm for the term of this Attachment. This Attachment may not be modified except by written amendment by the parties. If the term of this Attachment shall lapse, the terms and conditions of this Attachment shall continue until further updated by the parties, or until the expiration or termination of the Agreement. All other terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict, this Attachment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Attachment to the Agreement to be executed by their duly authorized officers or representatives.

GE HEALTHCARE BIO-SCIENCES CORP. doing business as GE Healthcare		BIOCHROM LIMITED

Signature:	/s/ Jan Erneberg	Signature:	/s/ James G Heffernan
Printed Name:	Jan Erneberg	Printed Name:	James G Heffernan
Title:	MD	Title:	Managing Director
Date:	March 27, 2008	Date:	February 21, 2008

GE Healthcare Proprietary and Confidential
09oct06	16

Attachment B

Purchased Material Quality Requirements

[***]

GE Healthcare Proprietary and Confidential
09oct06	17

Attachment C

Products, Pricing and Specifications

SECTION I

None of the following products contain any arsenic, asbestos, benzene, polychlorinated biphenyls (PCBs), carbon tetrachloride, or any chemical restricted under the Montreal Protocol on ozone-depleting substances;

[***]

SECTION II

[***]

GE Healthcare Proprietary and Confidential
09oct06	18

Attachment D

Supplier Integrity Statement

[ see separate attachment ]

GE Healthcare Proprietary and Confidential
09oct06	19

A Message from GE Healthcare

General Electric Company and its GE Healthcare business (“GE”) are committed to unyielding Integrity and high standards of business conduct in everything we do, especially in our dealings with our suppliers, service providers and consultants (collectively “suppliers”). Integrity is the foundation upon which we build our business success — our quality products and services, our forthright relations with customers and suppliers and, ultimately, our winning record. GE’s quest for excellence begins and ends with our commitment to ethical conduct.

GE bases supplier relationships on lawful, efficient and fair practices, and expects its suppliers to adhere to applicable legal requirements in their business relationships, including those with their employees, with their local communities and with GE. The quality of our supplier relationships often has a direct bearing on the quality of our customer relationships. Likewise, the quality of our suppliers’ products and services affects the quality of our own products and services.

To help GE suppliers understand the GE commitment to unyielding Integrity and the standards of business conduct that all GE suppliers must meet, GE has prepared this Integrity Guide for Suppliers, Service Providers and Consultants. The Guide is divided into four sections:

•	GE Code of Conduct

•	GE Compliance Obligations

•	Responsibilities of GE Suppliers

•	How to Raise an Integrity Concern

Suppliers should carefully review this Guide, especially the section, Responsibilities of GE Suppliers. Suppliers are responsible for ensuring that they and their employees and representatives comply with the standards of conduct required of GE suppliers. Please contact the GE manager you work with or any GE Compliance Resource if you have any questions about this Guide or the standards of conduct required of GE suppliers.

GE Code of Conduct

GE’s commitment to total, unyielding Integrity is set forth in GE’s Compliance Handbook, Integrity: The Spirit and The Letter of Our Commitment (the “Spirit & Letter”). The policies set forth in the Spirit & Letter govern the conduct of all GE employees and are supplemented by compliance procedures and guidelines adopted by GE components. All GE employees must comply not only with the “letter” of the Company’s compliance policies, but also with their “spirit.”

The “spirit” of GE’s Integrity commitment is set forth in the GE Code of Conduct, which each GE employee has made a personal commitment to follow:

•	Obey applicable laws and regulations governing our business conduct worldwide.

•	Be honest, fair and trustworthy in all of your GE activities and relationships.

•	Avoid all conflicts of interest between work and personal affairs.

•	Foster an atmosphere in which equal opportunity extends to every member of the diverse GE community.

•	Strive to create a safe workplace and to protect the environment.

•	Through leadership at all levels, sustain a culture where ethical conduct is recognized, valued and exemplified by all employees.

At GE, nothing – not customer service, competitiveness, direct orders from a supervisor or “making the numbers” – is more important than Integrity.

Integrity Guide for Suppliers, Service Providers, and Consultants
Page 1 of 5 25 Nov 2004

GE Compliance Obligations

All GE employees are obligated to comply with the requirements— the “letter”— of GE’s compliance policies set forth in the Spirit & Letter. These policies implement the GE Code of Conduct and are supplemented by compliance procedures and guidelines adopted by GE businesses. A summary of some of the key compliance obligations of GE employees follows:

CONFLICTS OF INTEREST

•	Financial, business, or other non-work related activities must be lawful and free of conflicts with one’s responsibilities to GE.

•	All personal or family relationships, including those of significant others, with current or prospective suppliers you select, manage or evaluate, must be reported to GE management.

•	GE equipment, information or other property must not be used to conduct personal or non-GE business without prior permission from GE management.

IMPROPER PAYMENTS

•

GE employees must always adhere to the highest standards of honesty and integrity in all contacts on behalf of GE. They must never offer bribes, kickbacks, illegal political contributions or other improper payments to any customer, government official or third party. They must follow the laws of the United States and other countries relating to these matters.

•

GE employees must not give significant gifts or provide any extravagant entertainment to a customer or supplier without prior GE management approval. They must make sure all business entertainment and gifts are lawful and disclosed to the other party’s employer.

•	They must employ only reputable people and firms as GE representatives and understand and obey any requirements governing the use of third party representatives.

SUPPLIER RELATIONSHIPS

•	GE employees must only utilize suppliers that comply with applicable legal requirements in their business relationships, including those with their employees, their local environments and with GE.

•	GE employees must follow applicable laws and government regulations covering supplier relationships.

•	GE employees must provide a competitive opportunity for suppliers to earn a share of GE’s purchasing volume, including small businesses and businesses owned by the disadvantaged, minorities and women.

COMPLYING WITH COMPETITION LAWS

•	GE employees must never propose or enter into any agreement with a GE competitor to fix prices, terms and conditions of sale, costs, profit margins, or other aspects of the competitive process.

•	GE employees must not propose or enter into any agreements or understandings with GE customers restricting resale prices.

FOLLOWING INTERNATIONAL TRADE CONTROLS

•

GE employees must understand and follow applicable international trade control and customs laws and regulations, including those in the Integrity Guide for Suppliers, Service Providers, and Consultants relating to licensing, shipping and import documentation and reporting and record retention requirements.

•	GE employees must never participate in boycotts or other restrictive trade practices sanctioned under U.S. law.

•

GE employees must make sure all transactions are screened in accordance with applicable export/import requirements; and that any apparent conflict between U.S. and applicable local law requirements is promptly disclosed to GE counsel.

INSIDER TRADING OR DEALING & STOCK TIPPING

•

GE employees must never buy, sell or suggest to someone else that they should buy or sell stock or other securities of any company (including GE) while aware of significant or material nonpublic information (inside information) about that company. Information is significant or material when it is likely that an ordinary investor would consider the information important in making an investment decision.

•

GE employees must not pass on or disclose inside information unless necessary for the conduct of GE business — and never pass on or disclose such information if he or she suspects that the information will be used for an improper trading purpose. GE employees must always try to avoid inadvertent disclosures of material non-public information.

FINANCIAL CONTROLS AND RECORDS

•

GE employees must keep and report all GE records, including any time records, in an accurate, timely, complete, and confidential manner. GE employees may not release GE records to third parties unless authorized by GE management.

•	GE employees must cooperate with GE’s auditors and give them full access to any records you maintain reflecting GE transactions and business activities.

•

Financial statements and reports prepared for or on behalf of GE (including any component) must fairly present the financial position, results of operations, and/or other financial data for the periods and/or the dates specified.

FAIR EMPLOYMENT PRACTICES

•

GE employees must extend equal opportunity, fair treatment and a harassment free work environment to all employees, co-workers, consultants and other business associates without regard to their race, color, religion, national origin, sex, age, disability, veteran status or other characteristic protected by law.

ENVIRONMENT, HEALTH AND SAFETY

•	GE employees must learn how to conduct their activities in compliance with all applicable environmental and worker health and safety laws and regulations and conduct their activities accordingly.

•	They must ensure that all new product designs or changes or services offerings are reviewed for compliance with GE guidelines.

•	GE employees must use care in handling hazardous materials or operating processes or equipment that use hazardous materials to pre-vent unplanned releases into the workplace or the environment.

•

GE employees must report to GE management all spills of hazardous materials; any concern that GE products are unsafe; and any potential violation of environmental, health or safety laws, regulations or company practices or requests to violate established EHS procedures.

INTELLECTUAL PROPERTY

•	GE employees must identify and protect commercially significant GE intellectual property.

•	GE employees must respect valid patents, copyrighted materials and other protected intellectual property of others.

PRIVACY

•	GE employees must comply with all applicable consumer and other data protection laws, regulations and treaties.

•	GE employees must provide individual consumers with reasonable notices in compliance with local law.

MONEY LAUNDERING PREVENTION

•	GE employees must comply with all applicable laws that prohibit money laundering and that require the reporting of cash or other suspicious transactions.

•

They must follow their business’ “Know Your Customer” procedure and obtain adequate information about prospective customers, joint venture partners and affiliates to demonstrate that they are involved in legitimate business activities and that their funds come from legitimate sources.

•	They must follow their business’ rules on acceptable forms of payment.

•	Learn to identify and carefully watch for warning signs that may indicate money laundering or other illegal activities or violations of GE policies.

Integrity Guide for Suppliers, Service Providers, and Consultants
Page 2 of 5 19 July 2005

Responsibilities of GE Suppliers

GE will only do business with suppliers that comply with all applicable legal requirements as well as applicable GE Policy requirements (The Spirit and the Letter of Our Commitment), including those relating to labor, environment, health and safety, intellectual property rights and improper payments. Accordingly, suppliers that transact business with GE Healthcare are expected to adhere to standards of business conduct consistent with those described in this section of the Guide. Your commitment to full compliance with these standards is the foundation of a mutually beneficial business relationship with GE Healthcare.

In addition to supplier compliance with its contractual obligations under any purchase order or agreement with GE, GE requires and expects that each GE supplier shall comply with all applicable legal requirements and GE Policy requirements. GE also requires that its supplier ensure that their sub-tier-suppliers similarly comply with the same legal requirements and GE policy. These requirements include (but are not limited to):

•	Code of Conduct. Maintaining and enforcing written company policies requiring adherence to lawful business practices, including a prohibition against bribery of government officials.

•	Minimum Age. Employing workers above any applicable minimum age requirement.

•	Forced Labor. Not using forced, prison or indentured labor, or workers subject to any form of compulsion or coercion.

•	Environmental Compliance. Commitment to observing applicable environmental laws and regulations.

Actions that GE will consider evidence of a commitment to observing applicable environmental laws and regulations include:

—	maintaining and enforcing written and comprehensive environmental management programs which are subject to periodic audit;

—	continuing compliance with all required environmental permits; and

—	strictly not permitting any discharge to the environment in violation of law, issued/required permits, or that would otherwise have an adverse impact on the environment.

•	Health & Safety. Providing workers with a workplace that complies with applicable health and safety standards as well as appropriate living conditions.

•

Business Practices and Dealings with GE. Suppliers may NOT offer or provide, directly or indirectly, anything of value, including cash, bribes or kickbacks, to any GE employee, representative or customer or government official in connection with any GE procurement, transaction or business dealing. Such prohibition includes the offering or providing of any consulting, employment or similar position by a supplier to any GE employee (or their family member or significant other) involved with a GE procurement. GE also requires that a GE supplier NOT offer or provide GE employees and representatives with any gifts, other than gifts of nominal value to commemorate or recognize a particular GE-supplier business transaction or activity. In particular, a GE supplier shall not offer, invite or permit GE employees and representatives to participate in any supplier or supplier-sponsored contest, game or promotion.

•

Business Entertainment of GE Employees and Representatives. Suppliers must respect and comply with the business entertainment (including travel and living) policies established by GE and which govern GE employees and representatives. A GE supplier is expected to understand the business entertainment policies of the applicable GE component or operation before offering or providing any GE employee or representative any business entertainment. Business entertainment should never be offered to a GE employee and representative by a supplier under circumstances that create the appearance of an impropriety.

•

Collusive Conduct and GE Procurements. Adhering to all applicable competition laws. They must avoid prohibited communications or entering into agreements with competitors that can affect competition. Specifically, they may not share or exchange any price, cost or other competitive information or undertake any other collusive conduct with any other third party supplier or bidder to GE with respect to any proposed, pending or current GE procurement. Suppliers must be mindful to avoid even the appearance of improper conduct.

•	Intellectual & Other Property Rights. Respecting the intellectual and other property rights of others, especially GE. In that regard, a GE supplier shall:

Integrity Guide for Suppliers, Service Providers, and Consultants
Page 3 of 5 19 July 2005

—	only use GE information and property (including tools, drawings and specifications) for the purpose for which they are provided to the supplier and for no other purposes.

—

take appropriate steps to safeguard and maintain the confidentiality of GE proprietary information, including maintaining it in confidence and in secure work areas and not disclosing it to third parties (including other customers, subcontractors, etc.) without the prior written permission of GE.

—	only transmit GE information over the Internet on an encrypted basis.

—	observe and respect all GE patents, trademarks and copyrights and comply with such restrictions or prohibitions on their use as GE may from time to time establish.

•

Export and International Trade Controls & Customs Matters. GE and its affiliates are subject to numerous United States Trade and Export Controls. Any export of services, technology (including technical information) or financial transactions with individuals or entities sanctioned by the U.S. government may be subject to U.S. Export and Trade Controls or other applicable laws. Suppliers should familiarize themselves with requirements applicable to GE and its affiliates with respect to services performed for GE and may not transfer GE technical information to any third party without the express, written permission of GE. Suppliers must comply with all applicable export controls laws and regulations in the export or re-export of GE technical information, including any restrictions on access and use applicable to non-U.S. nationals, and must ensure that all invoices and any customs or similar documentation submitted to GE or governmental authorities in connection with transactions involving GE accurately describe the goods and services provided or delivered and the price thereof. Suppliers may not participate in any boycotts or restrictive trade practices prohibited by U.S. laws.

•	Privacy. Complying with privacy and data protection laws with respect to data and personal information of GE customers, employees and other suppliers.

•	Money Laundering Prevention. Complying with applicable anti-money laundering laws and regulations and GE policies established for money laundering prevention. In that regard, suppliers shall:

1.	Implement due diligence standards and processes in writing in order to obtain sufficient information about GE customers, borrowers, as well as third parties.

2.	Designate acceptable form of payment and assume that payments collected on behalf of GE come from legitimate and legal sources in accordance with GE Source of Funds policies.

3.	Develop acceptable processes to ensure that suspicious activity of any borrower or other third party is reported to GE and, if required, to proper government authorities.

•

Prohibition of Use of Sub-Tier Suppliers or Third Parties to Evade Requirements. The use of sub-tier suppliers or other third parties to evade legal requirements applicable to the supplier and any of the standards set forth in this Section of the Guide is not permitted.

The foregoing standards are subject to modification at the discretion of GE. Please contact the GE manager you work with or any GE Compliance Resource if you have any questions about these standards and/or their application to particular circumstances. Each GE supplier is responsible for ensuring that the supplier, its employees, representatives and sub-tier suppliers understand and comply with these standards. GE will only do business with those suppliers that comply with applicable legal requirements and reserves the right, based on its assessment of information then available to GE, to terminate, without liability to GE, any pending purchase order or contract with any supplier that does not comply with the standards set forth in this section of the Guide.

[Remainder of page intentionally left blank]

Integrity Guide for Suppliers, Service Providers, and Consultants
Page 4 of 5 19 July 2005

How to Raise an Integrity Concern

Each GE supplier is expected to promptly inform GE of any Integrity concern involving GE, whether or not the concern involves the supplier, as soon as the supplier has knowledge of such Integrity concern. A GE supplier shall also take such steps as GE may reasonably request to assist GE in the investigation of any Integrity concern involving GE or its employees and the supplier. An Integrity concern may be raised by a GE supplier with cognizant GE management, GE or GE Healthcare Helplines, or any GE Compliance Resource (i.e., Company legal counsel or auditor).

I. Define your concern: Who or what is the concern? When did it arise? What are the relevant facts?

II. Raise the concern – prompt reporting is crucial:

•	Discuss with a GE Healthcare Manager

•	A GE or GE Healthcare Compliance Resource will promptly review and investigate the concern.

III. GE Policy forbids retaliation against any person reporting an Integrity concern

GE’s quest for competitive excellence begins and ends with our commitment to ethical conduct.

AGREED TO AND ACCEPTED BY SUPPLIER

BY:	/s/ James G Heffernan
TITLE:	Group Managing Director
DATE:	February 21, 2008
SUPPLIER NAME:	Biochrom LTD

Integrity Guide for Suppliers, Service Providers, and Consultants
Page 5 of 5 19 July 2005

Attachment F

Quality Plan

[***]

Attachment K

OEM Addendum

This OEM Purchase Addendum (this “Addendum”), effective as of the date of last signature affixed below (“Effective Date”), is made by and between the General Electric Company, a corporation organized under the laws of the state of New York, acting through its GE Healthcare business (“GE Healthcare”), and Biochrom Limited (“Biochrom”). This Addendum forms a part of that certain Strategic Supplier Alliance Agreement, dated even date herewith (the “Agreement”), by and between GE Healthcare and Biochrom.

1.	Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2.	General. This Addendum specifies additional terms and conditions under which Biochrom will sell, license and support the Products. The Products are regarded as “Original Equipment Manufacturer” products that will be sold separately or incorporated into other GE Healthcare products for resale in the Territory under GE Healthcare’s private label. The Products and the GE Healthcare products with which the Product may be incorporated will be marketed, sold, serviced, and supported by GE Healthcare’s field organization and channel partners, subject to the marketing, sales, service, and support obligations of Biochrom under this Addendum and the Agreement. In the event of conflict between this Addendum and any other terms or conditions of the Agreement or any Attachment thereto, the Agreement shall control.

3.	Marketing Rights Warranty. Biochrom warrants that it has the unrestricted right to manufacture, sell, service, market, and deliver to GE Healthcare in the Territory the Products, including any replacement parts, components or sub-assemblies for the Products. Further, Biochrom hereby warrants that it is under no restriction, and that it will not assume or assert any such restriction, which would prevent GE Healthcare and its affiliates from marketing the Products anywhere in the Territory.

4.	Private Labeling. Biochrom will ensure that the Products contain the GE Healthcare Marks (as such term is later defined herein), lot number and packaging specified by GE Healthcare and conforming to GE Healthcare specifications for external appearance (which will not require any material change in form or dimensions of the Products or require commercially unreasonable actions). Except as provided herein, Supplier will have no other right or license in any GE Healthcare Marks. Private labeling of the Products shall include but shall not be limited to: (1) manuals with the GE Healthcare format, logo and font; (2) GE Healthcare logos in all user interface and screens; (3) GE Healthcare logo for the main system rating / ID plate; and (4) “Made for GE Healthcare” labels on all components with a rating/ID plate.

5.	Country of Origin Marking. Biochrom will mark each Product, or the container if there is no room on the Product, with the country of origin. Biochrom will, in marking Products, comply with the requirements of the customs authorities of the country of receipt.

6.

Documentation License. Biochrom hereby grants GE Healthcare a non-exclusive, non-transferable, fully paid up license to use, reproduce, distribute and prepare derivative works in GE Healthcare’s name all documentation and other information related to the Products prepared by Biochrom, other than Confidential Information, furnished by Biochrom under the Agreement. GE Healthcare has the right to use or modify Biochrom’s Product documentation or excerpts therefrom, for instance as follows: Functional description, Instruction sheet and product labels, Operators aids, Promotion information, and Product/Function description. Biochrom shall provide GE Healthcare with this Product documentation free of charge both as a print version and on data media in readable form. These rights with respect to such documentation will extend to GE Healthcare and its affiliates, distributors, sub-distributors, field organization, channel partners, and customers or users of the Products or GE Healthcare products incorporating the Products (“Eligible Persons”). GE Healthcare may reproduce such documentation without Biochrom’s logo or other identification of source, subject to affixing copyright notices to all copies of documentation.

7.	No Rights In Marks. Except as otherwise specified in the private labeling section above, nothing in the Agreement or this Addendum should be construed to grant either party any rights in the trademarks, trade names or service marks of the other party. Biochrom acknowledges, however, that GE Healthcare may use the name of the Products in advertising and marketing the Products or any GE Healthcare product that incorporates the Product. In addition, GE Healthcare will be able to use Biochrom’s trademarks on GE Healthcare’s website and for use with any documentation or marketing materials for the Product. The Products will be affixed with copyright notices sufficient to give notice as to the rights of the parties in their respective products.

8.	Software/Firmware. The price for any Products purchased under the Agreement includes a perpetual, paid-up, worldwide, irrevocable license to GE Healthcare and Eligible Persons to distribute, copy, have copied, license, sub-license and use in the marketing, distribution, sale, operation, support, maintenance and repair of the Products, any software and/or firmware supplied by Biochrom to GE Healthcare or incorporated into, or included or bundled with, the Product, including updates to such software or firmware. Biochrom hereby grants to GE Healthcare all sublicense rights required to market and sell the Products in accordance with the Agreement. All rights granted hereunder shall survive any termination of the Agreement as long as the applicable party remains in compliance with the terms of use for such Products. Nothing in the Agreement shall be construed as a sale of any rights in the software. Biochrom shall promptly make available to GE Healthcare (and at least simultaneously to the time it makes similar updates available to other customers or distributors of its products that use similar software or firmware) all updates relating to such software or firmware, including detailed descriptions and installation instructions.

9.	[***]

10.	[***]

11.	Duty To Remove Marks Or Destroy Noncomplying Products. Biochrom agrees not to sell, transfer, distribute, or otherwise convey any part, component, Product or service bearing or incorporating any GE Healthcare trademark, trade name or service mark, part numbers or other identifiers, including any GE Healthcare packaging, copyrights or code (“GE Healthcare Marks”), to any party other than to GE Healthcare or any affiliate of GE Healthcare. Biochrom will remove from all rejected, returned or unpurchased Products, which are not intended to be returned to GE Healthcare any such GE Healthcare Marks, even if such removal would require destruction of the Products. Biochrom further agrees not to represent that such Products are built for GE Healthcare or to GE Healthcare specifications. Biochrom will defend and indemnify GE Healthcare against any claims, losses, liabilities, costs or expenses that GE Healthcare may incur as a result of Biochrom’s breach of this obligation.

12.	[***]

13.	[***]

14.	Training. GE Healthcare maintains the right to train its service organization with respect to installation, operation, maintenance and repair of the Products, as deemed appropriate by GE Healthcare, while maintaining full warranty benefits provided by Biochrom. This in no way obligates Biochrom to warranty instruments damaged by GE Healthcare personnel.

15.	[***]

16.	Product Certification.

(i)	Biochrom shall manufacture the Products in strict conformance with all agreed applicable requirements, such as CE Marking, UL, IEC, CSA, MHLW, CCC, or equivalent applicable regulatory body, each as may be modified from time to time, and maintain the same at Biochrom’s sole expense. Unless agreed to otherwise in writing, if a party proposes a change in purchase specification, that party shall be responsible for any additional Product certification or regulatory approval costs that may be necessary. See the Compliance section of Attachment B.

(ii)	Upon GE Healthcare’s request, Biochrom shall provide GE Healthcare, GE Healthcare’s notified body, or the appropriate regulatory authority, with a copy of all regulatory certification reports including, but not limited to, technical documentation (set up according to Annexes II.4, or III from EU Directives 90/385/CEE- 93/42/CEE; Annexe VII from Directive 93/42/CEE; the annexe from Directive 2003/32/CE; and Annexe III from Directive 98/79/CE). Biochrom shall also comply, at its own costs, with international quality standards ISO9001:2000 as may be modified from time to time.

17.	Provision of Information by Biochrom. Biochrom shall, at the request of GE Healthcare, provide GE Healthcare with all relevant information on Product reliability and performance, at no cost to GE Healthcare.

18.	Regulatory Approvals and other Governmental Registrations. Biochrom shall be solely responsible for identifying, obtaining, and maintaining at its sole cost and expense all applicable clearances and approvals that are required for the development, manufacture, or sale of any Product in the United States, Sweden and Japan, and Biochrom represents and warrants that it has obtained all such approvals for any Product existing as of the Effective Date. For countries Biochrom does not hold regulatory approvals for, test reports and all necessary data to meet the country specific regulatory requirements have to be prepared and made available to GE Healthcare on request, and GE Healthcare shall apply, in its name and at its cost, for all governmental registrations required for GE Healthcare to market Products during the Term as a distributor in such countries, unless the applicable laws of a particular country require that such registrations be obtained by and in the name of the manufacturer of the applicable product, in which event Biochrom shall apply for such approvals at GE Healthcare’s cost. Biochrom shall reasonably cooperate with GE Healthcare in its efforts to obtain such approvals. Biochrom agrees that GE Healthcare shall have access to all of Biochrom’s non-confidential regulatory submissions for the Products to the extent necessary to exercise its rights or fulfill its obligations hereunder.

19.	Complaint Handling. GE Healthcare will be responsible for the coordination of customer complaint investigations. As determined by GE Healthcare, Biochrom will investigate customer complaints at no charge and supply GE Healthcare with a written report summarizing the cause for the complaint and any corrective actions required within 14 days of receipt by Biochrom of such complaint, it being understood that, depending on the nature of the complaint and investigation, the initial (14-day) response may be limited in scope and then followed up by a complete response as soon as reasonably practicable thereafter.

20.	Recalls and Field Corrections. In the event of any recall, product withdrawal or field correction of any Product that is required the parties agree that (a) they shall promptly notify each other and (b) they shall fully cooperate with each other concerning the necessity and nature of such action. GE Healthcare shall be the point of contact for purchasers of any Product (whether directly or through its distributors) and for coordination of any recall or field correction activities involving such Products. In the event that any Product requires field correction or is recalled as a result of (a) the supply by Biochrom of any Product not complying with the terms and conditions of the Agreement (including all representations, covenants, and warranties included in the Agreement) or (b) the negligent or intentionally wrongful act or omission of Biochrom or its affiliates or their representatives, then Biochrom shall bear all costs and expenses, including but not limited to the costs and expenses related to such recall or field correction, communications and meetings with all required regulatory agencies, replacement stock, service labor, installation, travel, notifying customers of such recall and any replacement product to be delivered to those same customers, including shipping costs. To the extent that any such recall or field correction is due in part to the negligent or intentional acts or omissions of GE Healthcare, GE Healthcare shall be responsible for such costs and expenses equitably in proportion to its fault.

21.

Third-Party Infringement. In the event there is infringement by a third party of any Biochrom patent for the Product (“Third Party Infringement”) and GE Healthcare becomes aware of such infringement, GE Healthcare may give Biochrom written notice to that effect, including with such written notice evidence establishing a prima facie case of infringement by such third party. Biochrom shall bear all expenses of any suit brought by it based upon such infringement and shall retain all damages or other monies awarded or received in settlement of such suit. If, after the expiration of ninety (90) days from the date of such notice, Biochrom has not obtained a discontinuance of such infringement or brought suit against the third party infringer, then the parties shall appoint by mutual agreement an attorney with at least 15 years experience in litigating patent infringement lawsuits in the United States, who is a partner at a law firm with a nationally recognized intellectual property practice and who has no prior relationship with either party (“Independent Patent Counsel”). Such Independent Patent Counsel shall evaluate the identified Third Party Infringement and advise the parties in writing by not later than 60 days after his or her appointment whether he or she believes there is a reasonable likelihood of success in pursuing a claim for the Third Party Infringement. The cost of Independent Patent Counsel shall be shared equally by the parties. If Independent Patent Counsel determines that there is a reasonable likelihood of success and by the 30th day after such advice Biochrom has still not obtained a discontinuance of such infringement or brought suit against the third party infringer, then GE Healthcare shall have the right, but not the obligation, to bring suit against such infringer. Biochrom will cooperate with GE Healthcare in any such suit for infringement brought by GE Healthcare against such third party, and shall have the right to consult with GE Healthcare and to participate in and be represented by independent counsel in such litigation at its own expense. GE Healthcare shall bear all expenses of such suit, and shall retain any damages or other monies awarded or received in consequence of such litigation.

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IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the Effective Date.

Biochrom Limited		GE Healthcare Bio-Sciences Corp.

By:	/s/ James G Heffernan	By:	/s/ Jan Erneberg
Name:	James G Heffernan	Name:	Jan Erneberg
Title:	Managing Director	Title:	MD
Date:	February 21, 2008	Date:	March 27, 2008